                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-95753

                                  SYBASE, INC.

                       SUPPLEMENT DATED FEBRUARY 20, 2001
                        TO PROSPECTUS DATED JUNE 26, 2000

         The purpose of this Supplement dated February 20, 2001, is to update certain information contained in the table under the heading "Selling Stockholders" on pages 17 through 20 of the Prospectus dated June 26, 2000, as supplemented on August 21, 2000, and as supplemented on December 14, 2000. A copy of the Prospectus has been attached to this Supplement. Our common stock is listed on the Nasdaq National Market under the symbol "SYBS." On February 16, 2001, the last sale price of our common stock was $25.0625 per share.

         We have been advised that some of the shares of common stock of Sybase, Inc. covered by the Prospectus were transferred in private transactions from the Daniel M. Schley 2000 Trust to the Schley Family Millennium Foundation - 2000 Trust and to the Belmont Hill School. Accordingly, the information for the trust is modified, and the foundation and school are added as selling shareholders, as set forth below.



                                                                              Shares Of
                                                  Shares Of Common Stock     Common Stock     Shares Of Common Stock
                                                    Beneficially Owned     Offered By This      Beneficially Owned
              Selling Stockholder                 Prior To This Offering      Prospectus     After This Offering (1)
              -------------------                 ----------------------   ---------------   -----------------------
                                                    Number      Percent                        Number       Percent
                                                    ------      -------                        ------       -------
Daniel M. Schley, Pell Redmon Trust Company as    1,289,364       1.5%        1,287,364           -            -
trustee for Daniel M. Schley 2000 Trust,
Schley Family Education Trust, and Schley
Family Millennium Foundation - 2000 Trust (2)

Belmont Hill School                                 10,000         *            10,000            -            -

*  Less than 1%


(1)      Assumes that all shares offered under this Prospectus will be sold.
(2) Includes 91,334 shares held by Daniel M. Schley, 1,068,443 shares held by Pell Redmon Trust Company as Trustee for the Daniel M. Schley 2000 Trust, 69,587 shares held by the Schley Family Education Trust, and 50,000 shares held by the Schley Family Millennium Foundation - 2000 Trust. Mr. Schley disclaims any control over the shares held in the trust and any beneficial interest in the shares held by the Schley Family Education Trust or the Schley Family Millennium Foundation - 2000 Trust. Of these shares, 1,138,030 shares have been sold under this Prospectus prior to the date of this Supplement. Shares sold include all of the 1,068,443 shares held by Pell Redmon Trust Company as Trustee for the Daniel M. Schley 2000 Trust and all of the 69,587 shares held by the Schley Family Education Trust. Shares held and sold by Pell Redmon Trust Company as Trustee for the Daniel M. Schley 2000 Trust include 2000 shares that were not offered by this Prospectus because they were acquired by Mr. Schley before the closing of the Home Financial Network transaction and were subsequently transferred to the trust.

            This Supplement to Prospectus is dated February 20, 2001.